SECOND AMENDMENT TO
CONVERTIBLE DEBENTURE

THIS SECOND AMENDMENT TO CONVERTIBLE DEBENTURE (this “Second Amendment”), dated as of November 13, 2010, is entered into by and between American Petro-Hunter, Inc., a Nevada corporation (the “Company”) and Maxum Overseas Fund (the “Purchaser”).

RECITALS

WHEREAS, the Company and Purchaser entered into that certain Debenture and Warrant Purchase Agreement, and the related Convertible Debenture (the “Debenture”), each dated as of May 17, 2010, as amended, pursuant to which the parties agreed, among other things, for the Purchaser to loan up to $1,500,000 (the “Loan Amount”) to the Company subject to the terms and conditions set forth in the Debenture.

WHEREAS, the Company and Purchaser now desire to reduce the conversion price of the Debenture and to otherwise modify the Debenture as provided herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.           Reduction in Conversion Price.  Section 3.1 of the Debenture is hereby amended and restated to read in its entirety as set forth below:

“Conversion at Holder’s Election.  At any time prior to the Repayment Date, Holder at its option and upon prior written notice to the Company, may convert in whole or in part the then outstanding Principal and accrued but unpaid interest thereon (the “Debt”) into shares of common stock of the Company at the then applicable Conversion Price (as defined below).  The “Conversion Price” shall initially be $0.25, but shall be subject to adjustment as set forth in Sections 3.3 and 3.4 below and for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof.  The form of this Debenture need not be changed because of any adjustment in the Conversion Price or in the number of shares of common stock issuable upon its conversion.  Notwithstanding the foregoing, the number of shares of Company common stock that may be acquired by the Holder upon any conversion of the Debt shall be limited to the extent necessary to ensure that, following such conversion, the total number of shares of Company common stock then beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of Company common stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Company common stock (including for such purpose the shares of Company common stock issuable upon such conversion).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Holder may waive such limitation on conversion contained in this Section 3.1 or increase or decrease such limitation percentage to any other percentage as specified in a written notice to the Company.”

2.           Effect on Debenture. Except as specifically amended and modified by this Second Amendment, all terms, conditions, covenants and agreements set forth in the Debenture shall remain in full force and effect.

3.           Governing Law.  This Second Amendment shall be governed by the laws of the State of Nevada applicable to contracts between Nevada residents wholly performed in Nevada.

4.           Counterparts.   This Second Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment as of the date and year first written above.

COMPANY:

American Petro-Hunter, Inc.
a Nevada corporation

By:	/s/ Robert McIntosh
Robert McIntosh
Chief Executive Officer

PURCHASER:

Maxum Overseas Fund

By:	/s/ Kenneth Taves
Kenneth Taves
Portfolio Manager